Exhibit 99.1

News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 7, 2018 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2018.

The Company reported a 45% increase in net income to $704,000 for the three months ended September 30, 2018 compared to net income of $487,000 for the three months ended September 30, 2017. The Company also reported a 43% increase in net income for the year ended September 30, 2018 to $2,030,000 compared to net income of $1,423,000 for the year ended September 30, 2017. The basic and diluted earnings per share were $0.12 and $0.35 for the three and twelve months ended September 30, 2018, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2017 of $0.08 and $0.24, respectively.

“We are pleased to report that 2018 was another strong year for Magyar Bancorp”, stated John Fitzgerald, President and Chief Executive Officer.  “The strong local economy in which we operate enabled the Bank to grow loans by 8%, which combined with our favorable interest rate risk position resulted in expansion of our net interest margin by 13 basis points to 3.49% for our year ending September 30, 2018.”

Mr. Fitzgerald added, “Our diligent oversight of non-performing assets resulted in a $3.9 million, or 29%, reduction during the year to 1.5% of assets. Non-performing loans declined 62% to 0.18% of total loans receivable while other real estate owned declined 23% to 1.4% of assets. With a robust pipeline of committed loans and the continued strength of both the national and local economies, we are optimistic the Company will continue its success in 2019.”

Results of Operations

Net income increased by $217,000, or 44.6%, during the three-month period ended September 30, 2018 compared with the three-month period ended September 30, 2017 and by $607,000, or 42.7%, during the year ended September 30, 2018 compared with the year ended September 30, 2017. The increase between the three month periods was primarily due to higher net interest and dividend income, which increased $374,000 to $5.0 million for the three months ended September 30, 2018.

The increase in net income between the twelve month periods was also attributable to higher net interest and dividend income, which increased $1.5 million. Partially offsetting this increase were higher non-interest expenses, which increased $880,000, between the annual periods.

The Company’s net interest margin increased by 13 basis points to 3.49% for the quarter ended September 30, 2018 compared to 3.36% for the quarter ended September 30, 2017. For the year ended September 30, 2018, the net interest margin also improved by 13 basis points to 3.49% from the prior year period. In addition to growth in its interest earning assets during the year, the Company experienced higher yields on earning assets due to higher market interest rates.

The provision for loan losses was $214,000 for the three months ended September 30, 2018 compared to $296,000 for the three months ended September 30, 2017. The Company did not have any charge-offs for the three months ended September 30, 2018 compared to net charge-offs totaling $206,000 for the three months ended September 30, 2017. The provision for loan losses was $997,000 for the year ended September 30, 2018 compared to $1.3 million for the year ended September 30, 2017. There were net charge-offs of $272,000 during the year ended September 30, 2018 compared with $924,000 for the years ended September 30, 2017.

Non-interest income decreased $62,000 to $584,000 during the three months ended September 30, 2018 primarily from lower loan service charges, which were $348,000 for the three months ended September 30, 2018 compared with $388,000 for the three months ended September 30, 2017. Non-interest income increased $122,000 during the year ended September 30, 2018 due to higher gains on the sales of assets, which were $600,000 for the twelve months ended September 30, 2018 compared with $324,000 for the twelve months ended September 30, 2017. Gains from the sales of loans were $169,000 higher while gains from the sales of investment securities were $107,000.

Non-interest expense increased $64,000 during the three months ended September 30, 2018 from the prior year period due to higher compensation and employee benefits expense and higher Other Real Estate Owned (“OREO”) expenses. Compensation and employee benefits expense increased $72,000 between the quarterly periods due to new positions in lending and compliance as well as annual merit increases for employees.

Non-interest expense increased $880,000, or 5.4%, to $17.3 million for the year ended September 30, 2018 compared to $16.4 million for the year ended September 30, 2017 due to higher compensation and occupancy expenses. Compensation and benefit expenses increased $603,000, or 6.6%, to $9.7 million and occupancy expense increased $138,000, or 4.9%, to $2.9 million due in large part to the opening of the Bank’s seventh branch location in June of 2017. Compensation expense also increased from annual merit increases for employees, higher incentive plan accruals, and higher medical benefit expenses than the prior year period.

Balance Sheet Comparison

Total assets increased $7.8 million, or 1.3%, to $624.0 million during the three months ended September 30, 2018. The quarterly increase was attributable to higher loans receivable, net of allowance of loss, which increased $9.6 million and interest earning deposits with banks which increased $1.9 million. Partially offsetting these increases were decreases in investment securities, which declined $1.3 million during the quarter, and other real estate owned, which declined $1.5 million during the quarter.

Total assets increased $20.9 million, or 3.5%, during the twelve months ended September 30, 2018. The increase was attributable to a $37.7 million, or 8.0%, increase in loans receivable, net of allowance of loss. Partially offsetting the growth in loans were decreases in investment securities, which declined $7.1 million during the year, and other real estate owned, which declined $2.5 million during the year.

Total loans receivable at September 30, 2018 were comprised of $219.3 million (42.8%) in commercial real estate loans, $185.3 million (36.2%) in 1-4 family residential mortgage loans, $53.3 million (10.4%) in commercial business loans, $30.4 million (5.9%) in construction loans, and $24.2 million (4.7%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2017 were comprised of $207.1 million (43.7%) in commercial real estate loans, $178.3 million (37.6%) in 1-4 family residential mortgage loans, $41.1 million (8.7%) in commercial business loans, $24.8 million (5.2%) in home equity lines of credit and other loans, and $22.6 million (4.8%) in construction loans.

During the quarter our total non-performing loans increased $25,000 to $906,000 at September 30, 2018 from $881,000 at June 30, 2018. The increase was the result of two new loans totaling $139,000, offset by loan payments and payoffs.

Total non-performing loans decreased by $1.5 million to $906,000 during the year ended September 30, 2018 from $2.4 million at September 30, 2017. At September 30, 2018, non-performing loans consisted of three commercial real estate loans totaling $455,000, four loans secured by 1-4 family residential mortgage and home equity lines of credit properties totaling $228,000, and two commercial business loans totaling $223,000. The ratio of non-performing loans to total loans was 0.2% at September 30, 2018 compared to 0.5% at September 30, 2017.

The allowance for loan losses increased by $215,000 during the three months ended September 30, 2018 and by $725,000 during the twelve months ended September 30, 2018 to $4.2 million. The increases were attributable to growth in total loans receivable.

The allowance for loan losses as a percentage of non-performing loans increased to 463.6% at September 30, 2018 compared with 147.4% at September 30, 2017. At September 30, 2018 our allowance for loan losses as a percentage of total loans was 0.82%, compared with 0.73% at September 30, 2017. Future increases in the allowance for loan losses may be necessary based on possible future increases in total loans receivable, non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

At September 30, 2018, investment securities were $56.1 million, reflecting a $1.3 million decrease from June 30, 2018 and a $7.1 million decrease from September 30, 2017. Investment securities at September 30, 2018 consisted of $47.9 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $4.8 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes and $393,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2018.

Other real estate owned (“OREO”) decreased $1.5 million to $8.6 million during the quarter ended September 30, 2018. Year-to-date, OREO decreased $2.5 million resulting from the sales of ten properties totaling $2.5 million, in addition to valuation allowances and other net reductions totaling $480,000. Offsetting these declines were the addition of one property totaling $323,000 during the year from the foreclosure of real estate collateralizing non-performing loans and $191,000 in capitalized improvements.

OREO at September 30, 2018 consisted of four residential properties (three of which were leased) totaling $2.0 million, four real estate lots/land totaling $3.2 million, and five commercial real estate buildings totaling $3.4 million. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, marketing the properties for individual sale, or selling properties to an investor and/or developer.

Total deposits increased $22.2 million and $14.9 million during the three and twelve months ended September 30, 2018, respectively, to $530.1 million. The expansion in deposits during the twelve months ended September 30, 2018 occurred in money market account balances, which increased $29.8 million, or 21.7%, in non-interest checking account balances, which increased $6.0 million, or 6.1%, in interest-bearing checking account balances, which increased $2.8 million, or 6.4%, and in certificates of deposit (including individual retirement accounts), which increased $2.3 million, or 1.8%. Partially offsetting these increases were decreases in savings account balances, which decreased $26.0 million, or 24.2%. Deposits accounted for 85.0% of assets and 104.3% of net loans receivable at September 30, 2018.

At September 30, 2018, the Company held $14.8 million in brokered certificates of deposit, compared with $10.3 million at September 30, 2017.

Borrowings, which include Federal Home Loan Bank of New York advances, increased $3.6 million, or 11.3%, to $35.5 million at September 30, 2018 from $31.9 million at September 30, 2017.

The Company did not repurchase any shares during the three or twelve months ended September 30, 2018. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2018, reducing outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.82 at September 30, 2018 from $8.50 at September 30, 2017. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Income Statement Data:
Interest and dividend income	$6,437	$5,692	$24,350	$21,978
Interest expense	1,391	1,020	4,649	3,773
Net interest and dividend income	5,046	4,672	19,701	18,205
Provision for loan losses	214	296	997	1,343
Net interest and dividend income after provision for loan losses	4,832	4,376	18,704	16,862
Non-interest income	584	646	2,121	1,999
Non-interest expense	4,274	4,210	17,324	16,444
Income before income tax expense	1,142	812	3,501	2,417
Income tax expense	438	325	1,471	994
Net income	$704	$487	$2,030	$1,423

Per Share Data:
Basic earnings per share	$0.12	$0.08	$0.35	$0.24
Diluted earnings per share	$0.12	$0.08	$0.35	$0.24
Book value per share, at period end	$8.82	$8.50	$8.82	$8.50

Selected Ratios (annualized):
Return on average assets	0.46%	0.33%	0.33%	0.24%
Return on average equity	5.64%	4.04%	3.95%	2.90%
Net interest margin	3.49%	3.36%	3.49%	3.36%

	September 30,	June 30,	September 30,
	2018	2018	2017
Balance Sheet Data:
Assets	$623,968	$616,144	$603,044
Loans receivable	512,630	502,803	474,168
Allowance for loan losses	4,200	3,985	3,475
Investment securities - available for sale, at fair value	22,469	23,111	11,815
Investment securities - held to maturity, at cost	33,645	34,342	51,368
Deposits	530,137	507,984	515,201
Borrowings	35,524	48,764	31,905
Shareholders' Equity	51,362	50,557	49,457

Asset Quality Data:
Non-performing loans	$906	$881	$2,358
Other real estate owned	8,586	10,040	11,056
Total non-performing assets	9,492	10,921	13,414
Allowance for loan losses to non-performing loans	463.58%	452.33%	147.37%
Allowance for loan losses to total loans receivable	0.82%	0.79%	0.73%
Non-performing loans to total loans receivable	0.18%	0.18%	0.50%
Non-performing assets to total assets	1.52%	1.77%	2.22%
Non-performing assets to total equity	18.48%	21.60%	27.12%